UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2015

U.S. PHYSICAL THERAPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11151	76-0364866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 West Sam Houston Parkway South, Suite 300, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (713) 297-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 22, 2015, a limited partnership, in which U. S. Physical Therapy, Inc. (the "Company") owns a majority interest, finalized and entered into a settlement with the U. S. Department of Justice related to certain Medicare billings that occurred between 2007 and 2009 at a single outpatient physical therapy clinic.  The settlement agreement concludes the previously disclosed government review into whether certain physical therapy services provided to a limited number of Medicare patients at the clinic satisfied all of the criteria for payment by the Medicare program. The primary issue at the clinic related to a Medicare regulation, unique to a private practice setting, which requires a different level of supervision for a claim to qualify for payment when the services are performed by a licensed physical therapist assistant. The limited partnership paid $718,000 to resolve the matter. The settlement expense was estimated and accrued for in 2012. The Company, along with the limited partnership, cooperated fully in the government review and the Company conducted its own internal audit of all of the Medicare claims submitted by that clinic during the relevant period in order to assist the government in determining the appropriate dollar amount that should be refunded. As is customary at the conclusion of such government investigations, the limited partnership and the Company have entered into a Corporate Integrity Agreement (CIA) that will be incorporated into the Company's existing comprehensive compliance program.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibits	Description of Exhibits

None

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PHYSICAL THERAPY, INC.

Dated: December 22, 2015	By:	/s/ LAWRANCE W. MCAFEE
Lawrance W. McAfee
Chief Financial Officer
(duly authorized officer and principal financial and accounting officer)